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EXHIBIT 10.1

SICOR Inc.
19 Hughes
Irvine, CA 92618-1902

    November 9, 2001

Mr. Marvin S. Samson
P.O. Box 2730
Cherry Hill, NJ 08034

Dear Marvin:

    We are pleased that you have joined us as President and Chief Executive Officer of SICOR Inc. (the "Company"), effective September 9, 2001. We are all enthusiastic about the prospect of working with you.

    This Agreement sets forth the basic terms and conditions of your employment with the Company. By signing this Agreement, you will be agreeing to these terms:

    1.  Duties and Scope of Employment.

    (a)  Position.  The Company agrees to employ you as its President and Chief Executive Officer. You will report to the Board of Directors of the Company (the "Board") and have the powers and duties commensurate with such position.

    (b)  Directorship.  You are currently a member of the Board of Directors of the Company. The Company agrees to use its best efforts to cause you to be nominated for election as a member of the Board throughout the term of your employment. At the pleasure of the Company's stockholders, you agree to serve as a Director.

    (c)  Obligations.  During the term of this Agreement, you will devote your full business efforts and time to the Company and its subsidiaries. Except as set forth below, you will not render services to any other person or entity without the express prior approval of the Board. During the term of this Agreement and during any period of Salary Continuation as provided for in Section 10(f) below, you will not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with the Company; provided that you may own less than one percent of the outstanding securities of any publicly traded corporation. In the event of a violation by you of the requirements of the immediately preceeding sentence, all payments to you under this Agreement will cease. Notwithstanding the foregoing, the Company hereby consents to the continuation by you of the outside activities set forth on Annex A attached hereto.

    (d)  The Company agrees that the Indemnity Agreement between you and the Company, dated as September 15, 2000 is hereby amended to indemnify you in accordance with the terms of the Indemnity Agreement for your acts and omissions in connection with your employment under this Agreement.

    2.  Compensation.

    (a)  Salary.  During the term of this Agreement, the Company agrees to pay you as compensation for your services a base salary at the annual rate of $500,000 or at such higher rate as the Board, or the Compensation Committee, may determine from time to time. Such salary will be payable in accordance with the Company's standard payroll procedures. The annual compensation specified in this Section 2(a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Compensation."

    (b)  Bonus.  At the discretion of the Board of Directors, or the Compensation Committee, you will be eligible for a cash bonus at the end of each year of your employment under this Agreement.

    3.  Employee Benefits.  During the term of this Agreement, you will be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The benefits may be changed from time to time by the Company. Employee benefits currently include health, dental and life insurance. You will also be entitled to three weeks of paid vacation for each full year of service. Sick leave will be in accordance with the Company's generally applicable policies. Any vacation or sick leave not used within 90 days following the end of a year of service will not accrue. In addition, the Company will provide to you an automobile or reimbursement of your reasonable expenses in connection with the lease and maintenance of an automobile.

    4.  Business Expenses.  During the term of this Agreement, you will be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with your duties hereunder. The Company will reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

    5.  Stock Option.  The Company will grant to you a fully vested stock option (an incentive stock option to the extent permitted by law) to purchase from the Company 1,000,000 shares of the Company's common stock (the "Shares"). The exercise price of your stock option will be not less than 85% of the fair market value on the date of the grant. You will also be granted a nonstatutory stock option to purchase from the Company 200,000 shares of the Company's common stock at an exercise price equal to the fair market price on the date of grant. These nonstatutory stock options will vest over a three-year period. Your stock options will be granted pursuant to the SICOR Inc. 1997 Long-Term Incentive Plan, as amended, and will be subject to the terms and conditions of the Plan and the Company's form of stock option agreement, a copy of which you have previously received. Certain aspects of your stock option grants may require stockholder approval, which the Company will use its best efforts to promptly obtain. It is expected that the Board will determine the exercise price of the options shortly following a Special Meeting of Stockholders which will be held at an early date.

    6.  Intentionally omitted.

    7.  New Jersey office; Administrative Assistant.  The Company agrees that it will reimburse you at the rate of $75,000 per annum (subject to withholding if applicable) for your administrative assistant and other costs and expenses of your New Jersey office, payable monthly in advance. Your administrative assistant will not be an employee of the Company and you will be responsible for all costs and expenses of such person. Your New Jersey office will not be an office of the Company, and you will be responsible for all costs and expenses of that office.

    8.  Proprietary Information and Inventions Agreement.  You will be required to sign and abide by the terms of the Company's Employee's Proprietary Information and Inventions Agreement, a copy of which has previously been provided to you.

    9.  Immigration Documentation.  Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the United States. You must comply with the Immigration and Naturalization Service's employment verification requirements.

    10.  Term and Termination of Employment.

    (a)  Term.  This Agreement will commence as of September 9, 2001. This Agreement will terminate three years after the date of the commencement date, unless terminated earlier pursuant to this Section 10. This Agreement may be terminated by you or the Company at any time for any reason, with or without cause.

    (b)  Definitions.  For all purposes under this Agreement,

      (i)  "Good Reason" shall mean (A) you have incurred a material reduction in your authority or responsibility, (B) a more than 25 percent reduction in Base Compensation or (C) a material breach of this Agreement by the Company;

      (ii)  "Cause" shall mean (A) a willful failure or refusal to perform your duties hereunder, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, (B) gross misconduct or fraud, (C) the breach of a fiduciary duty to the Company or (D) conviction of, or a plea of "guilty" or "no contest" to, a felony.

      (iii)  "Disability" shall mean that you, at the time your employment is terminated, have performed substantially none of your duties under this Agreement for a period of not less than three consecutive months as the result of your incapacity due to physical or mental illness.

      (iv)  "Change in Control" shall mean a consolidation, merger or other reorganization of the Company with or into another corporation or other entity in which the Company shall not be the surviving entity, or the sale of all or substantially all of the assets of the Company to another entity or person, or any transaction or series of related transactions in which more than 50% of the Company's voting power is transferred, unless the Company's stockholders of record immediately prior to such merger, consolidation or reorganization, sale or transaction are holders of more than 50% of the voting power of the surviving entity.

    (c)  Early Termination.  Subject to subsection (f) below, the Company may terminate your employment without Cause or due to Disability giving you 30 days' advance notice in writing. You may terminate your employment without Good Reason by giving the Company 30 days' advance notice in writing. Your employment will terminate automatically in the event of your death.

    (d)  Termination for Cause or Good Reason.  The Company may terminate this Agreement and your employment at any time upon thirty days notice for Cause. You may terminate your employment for Good Reason upon thirty days notice.

    (e)  Rights Upon Termination.  Except as expressly provided in subsection (f) below, upon a termination of your employment, you will be entitled to the Base Compensation, benefits and reimbursements described in Sections 2(a), 3 and 4 for the period preceding the effective date of the termination.

    (f)  Salary Continuation.  In the event that (i) the Company terminates your employment without your consent for any reason other than Cause or Disability or(ii) you voluntarily resign your employment for Good Reason, the Company will continue to pay to you your Base Compensation and to vest your stock options until the end of the term of this Agreement. The payments under this subsection (f) will cease in the event of your death. In order to receive your salary continuation, you will be required to sign a release in a form acceptable to the Company, of any and all claims that you may have against the Company. In the event of the termination of your employment, with or without Cause, following a Change in Control prior to September 9, 2004, you will be entitled to receive payment in full of any remaining Base Compensation to September 9, 2004 and all of your unvested stock options described in Section 5 above shall immediately vest and become exercisable in full.

    11.  Dispute Resolution.  You and the Company ("the parties ") agree that any dispute arising out of or related to your employment shall be resolved as provided in the Dispute Resolution Procedures attached hereto as Annex B.

    Please note that this Agreement supersedes any prior agreements, (including the Consulting Agreement dated May 29, 2001, other than Section 5 thereof relating to certain stock options previously granted), representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein, and it, together with your stock option agreements and Employee's Proprietary Information and Inventions Agreement, constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by you and an authorized officer of the Company. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

    This offer letter may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

    To indicate your acceptance of this offer of employment, please sign below and return one signed copy to me.

Sincerely,
SICOR Inc.
By:	/s/ CARLO SALVI Carlo Salvi Vice Chairman of the Board of Directors
ACCEPTED AND AGREED this 9th day of November, 2001:
/s/ MARVIN S. SAMSON Marvin S. Samson

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SICOR Inc. 19 Hughes Irvine, CA 92618-1902